AMENDMENT TO

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

This Amendment to the Amended and Restated Fund Administration Servicing Agreement (this “Amendment”), dated August 26, 2014, is made and entered into by and among LKCM Funds, a Delaware statutory trust (“Trust”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust and USBFS are parties to that certain Amended and Restated Fund Administration Servicing Agreement, dated November 17, 2009, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the fees of the Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1. Amendment. Effective as of the date hereof, Exhibit B of the Agreement shall be replaced in its entirety by Amended Exhibit B attached to this Amendment.

2. Full Force and Effect. Except as expressly set forth herein, the Agreement, as amended hereby, shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the date first written above.

LKCM FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jacob D. Smith	By:	/s/ Michael R. McVoy

Name:	Jacob D. Smith	Name:	Michael R. McVoy

Title:	CFO/CCO	Title:	Executive Vice President

Amended Exhibit B to the Amended and Restated Fund Administration Servicing

Agreement – LKCM Funds

LKCM Funds FUND ADMINISTRATION & COMPLIANCE SERVICES ANNUAL FEE SCHEDULE Effective October 1, 2014

Annual fee based upon assets per fund

[ ] basis points on the first $[ ]

[ ] basis points on the next $[ ]

[ ] basis points on the balance

Minimum annual fee: $[ ]

$ [ ] fee for each additional Class (Waived)

$[ ] per managed/sub-advisor per fund

•    [ ] % discount on minimum fee - LKCM Balanced Fund

•    [ ] % discount on minimum fee - LKCM Aquinas Growth Fund

•    [ ] % discount on minimum fee - LKCM Aquinas Small Cap Fund

•    Fee waiver will be removed after the earlier of September 1, [ ] or when the Fund’s market value reaches $[ ].

.

CCO Support Services - $[ ] per year

Extraordinary services - quoted separately

Plus out-of-pocket expenses, including but not limited to:

Postage, Stationery

Programming, Special Reports

Third – party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc)

Proxies, Insurance

EDGAR/XBL filing

Retention of records

Federal and state regulatory filing fees

Certain insurance premiums

Expenses from board of directors meetings

Third party auditing and legal expenses

Wash sales reporting (GainsKeeper)

Tax e-filing charges

PFIC monitoring

Blue Sky conversion expenses (if necessary)

All other out-of-pocket expenses

Additional Services

Available but not included above are the following services – USBFS legal administration (e.g., subsequent new fund launch), daily performance reporting, daily compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

*Subject to annual CPI increases, Milwaukee MSA

Fees are calculated pro rata and billed monthly